                                                                               .
                                                                               .
                                                                               .

                                                                      EXHIBIT 12

                   THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                                  Three Months
                                                                              Year Ended December 31,                Ended
                                                                 ------------------------------------------------   March 31,
                                                                   1999      2000      2001      2002      2003       2004
                                                                 --------  --------  --------  --------  --------  -----------
                                                                                      (Dollars in thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
  Income before extraordinary items .........................    $194,089  $210,424  $177,905  $136,952  $197,033     $ 48,475
  Interest and other charges, before reduction for amounts
  capitalized ...............................................     211,960   201,739   192,102   189,502   164,132       38,276
  Provision for income taxes ................................     123,869   138,426   137,887    84,938   131,285        9,561
  Interest element of rentals charged to income (a) .........      66,680    65,616    59,497    51,170    49,761        9,229
                                                                 --------  --------  --------  --------  --------     --------
  Earnings as defined .......................................    $596,598  $616,205  $567,391  $462,562  $542,211      105,541
                                                                 ========  ========  ========  ========  ========     ========
FIXED CHARGES AS DEFINED IN REGULATION S-K:
  Interest expense ..........................................    $211,960  $201,739  $191,727  $180,602  $159,632     $ 38,276
  Subsidiary's preferred stock dividend requirements ........          --        --       375     8,900     4,500           --
  Interest element of rentals charged to income (a) .........      66,680    65,616    59,497    51,170    49,761        9,229
                                                                 --------  --------  --------  --------  --------     --------
  Fixed charges as defined ..................................    $278,640  $267,355  $251,599  $240,672  $213,893     $ 47,505
                                                                 ========  ========  ========  ========  ========     ========
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES .............        2.14      2.30      2.26      1.92      2.53         2.22
                                                                 ========  ========  ========  ========  ========     ========

------------------
(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.